                                                       Exhibit (a)(18)


                                 (TRANSLATION)

                       REPORT OF ANNOUNCEMENT OF OPINION
                       ---------------------------------

               TO: THE DIRECTOR OF THE KANTO LOCAL FINANCE BUREAU
                   ----------------------------------------------


     Date of Filing:                         November 18, 1999

     Reporter

          Corporate Name:                         AMWAY JAPAN LIMITED

          Title and Name of Representative:       Representative Director -
                                                  President
                                                  Richard S. Johnson

          Location of Head Office:                7-1, Udagawa-cho, Shibuya-
                                                  ku, Tokyo

          Telephone:                              03-5428-7000

          Place to Contact:                       Same as above

          Telephone:                              Same as above

          Person in Charge:                       Director - Vice President
                                                  Yoshizo Matsushita


          PLACE WHERE COPIES OF THIS REPORT OF ANNOUNCEMENT OF OPINION
          ------------------------------------------------------------
                    ARE MADE AVAILABLE FOR PUBLIC INSPECTION
                    ----------------------------------------


NAME OF OFFICE                          LOCATION
--------------                          --------

AMWAY JAPAN LIMITED                     7-1, Udagawa-cho, Shibuya-ku, Tokyo

Japan Securities Dealers Association    2-1, Nihonbashi-Kabuto-cho, Chuo-ku,
                                        Tokyo



(This registration statement in Japanese consists of 3 pages including the cover page.)

1.   THE NAME AND LOCATION OF BIDDER:
     -------------------------------

     (Name)         N.A.J. CO., LTD.

     (Location)     7-1, Udagawa-cho, Shibuya-ku, Tokyo


2.   THE CONTENTS OF AND REASONS FOR THE OPINION RELATED TO THIS TENDER OFFER:
     ------------------------------------------------------------------------

         The Board of Directors of AMWAY JAPAN LIMITED (the "Company") announces its approval, as described below, of the tender offer (the "Tender Offer") for the shares of the Company by N.A.J. Co., Ltd. ("NAJ") based on the resolution of the Board of Directors of the Company from which Richard M. DeVos Jr., Stephen
A. VanAndel and Gary K. Sumihiro are excluded due to their status as special interested directors.

         According to NAJ, the Tender Offer is made to the holders of all of the outstanding shares of the Company and the Tender Offer aims to enable restructuring and realignment of the Company's business in order to be able to pursue long term business strategies. The Board has concluded that, in addition to providing a fair price to the Company's shareholders, the Tender Offer will establish a more cooperative relationship between the Company and Amway Corporation (located in the United States), as well as between the Company and the whole AMWAY group, and will advance the Company's business hereafter.

         The purchase price of the Tender Offer (the "Purchase Price") has been established through negotiation between NAJ and the Board. The Purchase Price equals a 50.5% premium to the November 12 price of the Company's stock and is above the highest price for the past one year. An opinion letter, attached hereto as Exhibit I, from Goldman, Sachs & Co., as a third party financial advisor, concerning the fairness from a financial point of view of the Purchase Price, has been obtained by the disinterested directors.

         Taking all the above matters into consideration, the Company recommends that shareholders tender their shares in the Tender Offer.

         In addition to this, since the Company executed the Memorandum Regarding Merger with NAJ on November 15, 1999, the Company will be deregistered from the OTC after the approval of the merger at an extraordinary general meeting of shareholders and completion of other procedures of the merger required under the law have been completed. By way of precaution, the Board of Directors advises that under the merger procedures, shareholders who object to the merger are entitled to an appraisal right; however, consideration paid to dissenting shareholders could well be different from the Purchase Price under this Tender Offer. Further, please note that the principal shareholders have indicated their desire that the current policy regarding dividends of the Company may substantially be changed after the Tender Offer.

         The Board of Directors is of the opinion that shareholders should decide for themselves whether to tender their shares in this Tender Offer by carefully reviewing, among other things, the Tender Offer Explanatory Statement and the Public Notice of Commencement of Tender Offer.

3.   NUMBER OF SHARE CERTIFICATE ETC. OWNED BY THE DIRECTORS AND STATUTORY
     ---------------------------------------------------------------------
     AUDITORS:
     --------

     Richard M. DeVos Jr.               -
     Stephen A. VanAndel                -
     Richard S. Johnson            8000 shares
     Tomiaki Nagase                2000 shares
     Takashi Kure                  4500 shares
     Yoshizo Matsushita            2250 shares
     Masaru Iwata                       -
     Gary K. Sumihiro                   -
     Naoto Kira                         -
     Noboru Makino                      -
     Yoshikazu Takaishi                 -
     Koichi Kura                   5000 shares
     Craig N. Meurlin                   -
     James J. Rosloniec                 -

4.   THE CONTENTS OF OFFERED BENEFIT BY THE BIDDER OR ITS SPECIAL RELATED
     --------------------------------------------------------------------
     PARTIES
     -------
     (except for the parties who have made the Offer to the Minister of Finance in accordance with Article 27-5, Sub-paragraph 2 of the Securities and Exchange Law)

     N/A